Exhibit 10.23

FORM TRANSITION AWARD AGREEMENT

This Transition Award Agreement (the “Agreement”), effective as of June 26, 2020, is entered into by and between Methode Electronics, Inc., a Delaware corporation (the “Company”) and [_____________] (the “Employee”).

WHEREAS, the Company desires to incentivize Employee to remain employed by the Company through April 29, 2023 and maintain satisfactory job performance through that date and to continue to work for the benefit of the Company and its stockholders.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set forth herein, the Company agrees to provide Employee the opportunity to earn an award on the terms and subject to the conditions set forth herein.

1.Defined Terms.  Capitalized terms shall have the meanings set forth in this Agreement or in Appendix A attached hereto.

2.Transition Award.  If Employee remains employed by the Company through April 29, 2023 and maintains satisfactory job performance through that date, Employee will earn a cash award in the aggregate gross amount of $[               ] (the “Transition Award”).

3.Payment.  Except as otherwise provided herein, the Transition Award shall be paid in cash installments as follows: (i) forty percent (40%) of the Transition Award shall be paid on the next regularly scheduled payroll date after April 30, 2022; and (ii) sixty percent (60%) of the Transition Award shall be paid on the next regularly scheduled payroll date after April 29, 2023; subject in each case to deduction of customary withholding taxes and other payroll deductions.  Except as otherwise provided herein, Employee must remain employed by the Company and maintain satisfactory job performance in order to be entitled to any Transition Award installment payment hereunder.

4.Effect of Termination of Employment in Connection with Death or Disability or Termination Without Cause.  Notwithstanding Sections 2 and 3 above, if Employee’s employment with the Company is terminated due to total and permanent disability (as determined by the Company) or death, or if Employee experiences an involuntary termination of employment for reasons other than Cause, then any unpaid portion of the Transition Award shall be paid on the next regularly scheduled payroll date after the date of termination of employment.

5.Effect of Termination of Employment for Cause or Resignation by Employee.  If, prior to April 29, 2023, Employee resigns [his][her] employment (including retirement) or the Company terminates [his][her] employment for Cause, then, in that instance, Employee must repay to the Company any portion of the Transition Award previously paid to Employee under Section 3 within 30 days of the date of Employee’s termination of employment.   In the event that the Company determines that any portion of the Transition Award is repayable to the Company hereunder, the Company shall have the right to withhold and offset such amounts from any other payments due Employee from the Company, to the maximum extent permitted by applicable law.

6.Change of Control.  Notwithstanding Sections 2 and 3 above, if within twenty four months after a Change of Control the Employee experiences an involuntary termination of employment or other service for reasons other than Cause or Employee shall terminate employment with Good Reason, then any unpaid portion of the Transition Award will become immediately payable as of the date of termination of employment.  Further, if, during the period beginning on the date an agreement is entered into by the Company with respect to a merger, consolidation or similar transaction of the Company, which would constitute a Change of Control, and ending on the effective time of such merger, consolidation or similar transaction of the Company, Employee experiences (a) an involuntary termination of employment or other service for reasons other than Cause or (b) Employee shall terminate employment with Good Reason, then any unpaid portion of the Transition Award will become immediately payable as of the date of the Change of Control.

7.Applicable Law.  The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, and any litigation arising out of this Agreement shall be brought in the Circuit Court of Cook County in the State of Illinois or the United States District Court for the Northern District of Illinois, and the Employee consents to the jurisdiction and venue of those courts.

8.Severability.  The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

9.Waiver.  The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

10.Binding Effect.  The provisions of this Agreement shall be binding upon the parties hereto, their successors and assigns, including, without limitation, the Company, its successors or assigns, the estate of the Employee and the executors, administrators or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of the Employee.

11.Withholding.  Employee agrees, as a condition of payment of the Transition Award, to make acceptable arrangements to pay or provide for any withholding or other taxes or other deductions that may be due or may arise as a result of the payment of the Transition Award.  In the event that the Company determines that any federal, state, local or foreign tax or withholding payment or other deduction is required relating to or arises by reason of the payment of the Transition Award, the Company shall have the right to require such payments from Employee, or withhold such amounts or deductions from payments due Employee from the Company.

12.Dispute Resolution.  The parties initially shall attempt to resolve by direct negotiation any dispute, controversy or claim arising out of or relating to this Agreement or its breach or interpretation (each, a “Dispute”). For purposes of this negotiation, the Company shall be represented by one or more of its independent directors appointed by the Board of Directors. If the parties are unable to resolve the Dispute by direct negotiation within 30 days after written notice by one party to the other of the Dispute, the Dispute shall be settled by submission by either party of the Dispute to binding arbitration in Chicago, Illinois (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the American Arbitration Association's Employment Arbitration Rules then in effect.  The arbitrator will be an attorney licensed to practice law in the State of Illinois.  The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.  Except as set forth below, each party shall pay:  the fees of [his][her] or its attorneys; the expenses of [his][her] or its witnesses; and all other expenses connected with presenting [his][her] or its case.  Except as set forth below, the costs of the arbitration, including the cost of any record or transcripts of the arbitration hearing, administrative fees, the fees of the arbitrator, and all other fees and costs shall be borne equally by the parties.  In the event of a Dispute following or in connection with a Change of Control, the Company shall pay the fees of the arbitrator as well as the cost of any record or transcripts of the arbitration hearing and other administrative fees and costs.  In all Disputes, the arbitrator will have discretion to make an award of fees, costs and expenses to the prevailing party.

13.Section 409A Compliance.  It is the intention of the Company and the Employee that the Transition Award and other benefits awarded under this Agreement shall comply with Section 409A of the Code and its implementing regulations (“Section 409A”) and shall be interpreted in a manner consistent with this intent.  Notwithstanding anything to the contrary contained herein, a termination of Employee’s employment shall not be deemed to have occurred for purposes of making any payments under this Agreement unless such termination gives rise to a “Separation from Service” (within the meaning of Section 409A, a “Separation from Service”) and references to “termination of employment” shall mean Separation from Service.  In the event that the Company or the Employee reasonably determines that the Transition Award under this Agreement fails to comply with Section 409A, the Company and Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective to the extent allowable by applicable laws), or take any other commercially reasonable actions necessary or appropriate to comply with the requirements of Section 409A.

Without limiting the generality of the foregoing, in the event that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and the Transition Award is considered to be a payment of “deferred compensation” to which Section 409A of the Code is applicable, then to the extent such amount is paid by reason of Employee’s Separation from Service, such payment shall be delayed, to the extent necessary to avoid a violation of Section 409A(a)(2)(B)(i).  In general, the preceding sentence may require that a payment of the Transition Award to Employee that would otherwise be made within six (6) months following Employee’s separation from service shall be delayed until the earlier of (i) first day of the seventh (7th) month beginning after the Employee’s separation from service, or (ii) the Employee’s death, if Employee is determined to be a “specified employee” as that term is defined in Section 409A(a)(2)(B)(i) of the Code.

14.No Retention Rights.  Nothing herein contained shall confer on the Employee any right with respect to continuation of employment or services by the Company, or interfere with the right of the Company to terminate at any time the employment or service of the Employee.

15.Entire Agreement.  This Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company by one of its duly authorized officers has executed this Agreement as of the day and year first above written.

METHODE ELECTRONICS, INC.

By:

Darren M. Dawson

Its:Chair, Compensation Committee

The undersigned hereby accepts, and agrees to, all terms and provisions of this Agreement.

EMPLOYEE

____________________________________

[___________________]

Appendix A

DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings specified below:

“Cause” means:

(i)Employee’s conviction of a felony other than a traffic violation;

(ii)Employee’s commission of any act or acts of personal dishonesty intended to result in personal enrichment to Employee to the material detriment of the Company;

(iii)a failure to perform assigned duties, provided that such failure has continued for more than ten (10) days after the Board of Directors or the Chief Executive Officer of the Company has given written notice of such failure and of the Company’s intention to terminate Employee’s employment because of such failure;

(iv)any willful misconduct by the Employee which materially affects the business reputation of the Company;

(v)breach in any material respect by the Employee of any provision of any employment, consulting, advisory, nondisclosure, non-competition, proprietary information, or other similar agreement between the Employee and the Company; or

(vi)Employee’s material violation of the Company’s code of conduct.

The Employee shall be considered to have been discharged for “Cause” if the Company determines, within thirty (30) days after the Employee’s resignation, that discharge for Cause was warranted.

“Change of Control” shall be deemed to have occurred on the first to occur of any of the following:

(i)any one “person” or more than one person acting as a “group” becomes the “beneficial owner” (as such terms are used in the Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) of the total voting power of common stock then outstanding; provided, however, that any acquisition by the Company, any entity controlled by the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company shall not constitute a Change of Control of the Company; or

(ii)a majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board of Directors before the date of the appointment or election; or

(iii)the consummation of a merger, consolidation or similar transaction involving the Company where, immediately after the consummation of such transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either of the following, in each case, in substantially the same proportion as the ownership of the Company’s stockholders prior to such transaction: (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such transaction; or

(iv)the consummation of a sale, transfer or liquidation of all or substantially all of the assets of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time or any successor thereto.

“Company” means Methode Electronics, Inc., a Delaware corporation, together with its subsidiaries, and any successor thereto.

“Good Reason” shall exist hereunder if, without Employee’s express written consent any of the following events or actions occurs, provided that no finding of Good Reason shall be effective unless and until the  Employee has provided the Company, within sixty (60) calendar days of becoming aware of the facts and circumstances underlying the finding of Good Reason, with written notice thereof stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice: (i) the Company shall materially reduce the nature, scope or level of Employee’s responsibilities from the nature, scope or level of such responsibilities prior to the Change of Control, or shall fail to provide Employee with adequate office facilities and support services to perform such responsibilities; (ii) the Company shall require  Employee to move Employee’s principal business office more than 25 miles from Employee’s principal business office at the time of this Agreement, or assign to Employee duties that would reasonably require such move; provided, however, that if Employee’s principal business office is not located at the Company’s then current corporate headquarters, and the Company requires Employee to move Employee’s principal business office to such corporate headquarters, or assigns to Employee duties that would reasonably require such move, such actions shall not constitute “Good Reason” under this Agreement; (iii) the Company shall require Employee, or assign duties to Employee which would reasonably require  Employee, to increase, by more than twenty-four, the number of normal working days (determined at the time of this Agreement) that Employee spends away from Employee’s principal business office during any consecutive twelve-month period; (iv) the Company shall reduce Employee’s annual salary below that in effect as of the date of this Agreement (or as of the Change of Control, if greater); (v) the Company shall materially reduce or fail to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan, or other benefit plan, program or arrangement, unless the aggregate value (as computed by an independent employee benefits consultant selected by the Company) of all such incentive, bonus, retirement and benefit plans, programs and arrangements provided to Employee is not materially less than their aggregate value as of the date of this Agreement (or as of the Change of Control, if greater); or (vi) if the Board of Directors fails to act in good faith with respect to the Company’s obligations hereunder, or the Company breaches its obligations hereunder.